Exhibit 10.1

Execution Version

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of September 25, 2017 by and among Mitel US Holdings, Inc., a Delaware corporation (the “U.S. Borrower”), Mitel Networks Corporation, a corporation organized under the laws of Canada (“Parent” or the “Canadian Borrower” and, together with the U.S. Borrower, the “Borrowers” or “you”, and each individually, a “Borrower”), the several banks and other financial institutions or entities party hereto providing the Incremental Term Loan (the “Incremental Lenders”), the Required Lenders, Citizens Bank, N.A., as administrative agent on behalf of the Lenders under the Credit Agreement (as hereinafter defined) (in such capacity, the “Administrative Agent”) and each of BMO Capital Markets Corp., Citizens Bank, N.A., HSBC Bank Canada and Canadian Imperial Bank of Commerce (as a “Lead Arranger” and collectively, the “Lead Arrangers”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

W I T N E S S E T H

WHEREAS, the Borrower, the Guarantors, certain banks and financial institutions from time to time party thereto (the “Lenders”) and the Administrative Agent are parties to that certain Credit Agreement dated as of March 9, 2017 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Credit Parties have informed the Administrative Agent that the U.S. Borrower intends to acquire (the “Project Shelby Acquisition”) ShoreTel, Inc. (the “Acquired Company”) by way of a tender offer by Shelby Acquisition Corporation, a wholly owned subsidiary of the U.S. Borrower (“Merger Sub”), for all of the outstanding shares of common stock of the Acquired Company followed as soon as practicable thereafter by a merger with and into the Acquired Company, with the Acquired Company surviving the merger, pursuant to, and subject to the conditions of, that certain Agreement and Plan of Merger, dated as of July 26, 2017 (the “Merger Agreement”), by and among the U.S. Borrower, Merger Sub, the Acquired Company and, solely with respect to the matters set forth in Sections 1.1(i), 5.8, 5.10, 8.15(a) and 8.17 thereto, the Canadian Borrower;

WHEREAS, pursuant to Section 5.15 of the Credit Agreement, the Borrower has notified the Administrative Agent that it is requesting (a) an Incremental Term Loan in an aggregate principal amount of $300,000,000, the proceeds of which shall be used to (i) consummate the Project Shelby Acquisition on the terms set forth in this Amendment and (ii) pay fees and expenses incurred in connection with the Incremental Term Loan, the Project Shelby Acquisition, this Amendment and the other transactions contemplated hereby (collectively, the “Transactions”) and (b) that the Administrative Agent and the Incremental Lenders amend the Credit Agreement to effect such amendments as may be necessary or appropriate to effect the Incremental Term Loan;

WHEREAS, the Borrower has requested that the Required Lenders make certain other amendments to the Credit Agreement; and

WHEREAS, the Incremental Lenders are willing to provide the Incremental Term Loan and the Required Lenders are willing to make such amendments to the Credit Agreement, in each case, in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS TO CREDIT AGREEMENT

1.1 Deleted Definitions. The following definitions are hereby deleted from Section 1.1 of the Credit Agreement: “Increased Amount Date”, “Incremental Loan Commitments”, “Incremental Loans”, “Incremental Revolving Credit Commitment”, and “Incremental Revolving Credit Increase”.

1.2 New Definitions. The following definitions are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:

“Acquired Company” means ShoreTel, Inc.

“Collateral Assignment” means that certain Collateral Assignment of Forward Agreement, Support Agreement and Transfer Agreement dated as of the First Amendment Effective Date by and among the Administrative Agent, the Canadian Borrower, the U.S. Borrower, US LLC and FinCo.

“Consolidated Working Capital” means, as of any date of determination, the excess of (a) current assets (excluding cash and Cash Equivalents) of the Credit Parties and their Subsidiaries on a Consolidated basis as of such date of determination less (b) current liabilities (excluding the current portion of long term Indebtedness) of the Credit Parties and their Subsidiaries on a Consolidated basis as of such date of determination, all as determined in accordance with GAAP.

“Excess Cash Flow” means, with respect to any Fiscal Year of the Parent, for the Credit Parties and their Subsidiaries on a Consolidated basis, an amount equal to (a) Consolidated EBITDA for such period minus (b) Capital Expenditures for such period to the extent permitted hereunder and not financed with Indebtedness minus (c) scheduled Indebtedness payments made during such period, including in respect of capital leases minus (d) Consolidated Interest Expense (excluding any Consolidated Interest Expense associated with intercompany Indebtedness) for such period to the extent actually paid in cash minus (e) amounts paid in cash in respect of federal, state, local, provincial and foreign income Taxes of the Credit Parties and their Subsidiaries with respect to such period minus (f) increases in Consolidated Working Capital plus (g) decreases in Consolidated Working Capital minus (h) all cash charges to the extent added back to Consolidated Net Income pursuant to clauses (b)(v), (vi)(I), (vi)(II), (vii), (viii), and (xii) of the definition of Consolidated EBITDA for purposes of determining Consolidated EBITDA for such Fiscal Year plus (i) amounts deducted from Consolidated EBITDA pursuant to clause (c)(iii) of the definition of Consolidated EBITDA for purposes of determining Consolidated EBITDA for such Fiscal Year.

“Financial Covenant Event of Default” has the meaning assigned thereto in Section 10.1(d).

“FinCo” means MNC I Inc., a Delaware corporation.

“FinCo Preferred Equity” means the preferred Equity Interests of FinCo issued by FinCo on the First Amendment Effective date and held by the Canadian Borrower in accordance with the terms of the FinCo Transaction Documents.

“FinCo Transaction Documents” means (a) the Forward Agreement, (b) that certain Support Agreement, dated as of September 25, 2017, by and among the Canadian Borrower, the U.S. Borrower, US LLC and FinCo, (c) that certain Transfer Agreement, dated as of September 25, 2017, by and among the Canadian Borrower and the U.S. Borrower and (d) any other material agreement, document or instrument executed in connection with the foregoing, in each case as in effect on the First Amendment Effective Date.

“First Amendment Effective Date” means September 25, 2017.

“Forward Agreement” means that certain forward agreement, dated as of September 25, 2017, by and among the Canadian Borrower and US LLC.

“Project Athena” means the cost reduction actions which have been or will be taken during the Fiscal Year ending December 31, 2017, including workforce reductions, as described in the Parent’s May 3, 2017 press release, and related charges, with such cash charges not exceeding $30,000,000 in the aggregate during the Fiscal Year ending December 31, 2017 for the purposes of clause (vi)(II) of the definition of Consolidated EBITDA.

“Project Shelby Acquisition” means the purchase of substantially all of the Equity Interests of the Acquired Company by the U.S. Borrower and the Canadian Borrower pursuant to the Project Shelby Acquisition Documents.

“Project Shelby Acquisition Documents” means (a) that certain Agreement and Plan of Merger, dated as of July 26, 2017, by and among the U.S. Borrower, Shelby Acquisition Corporation, the Acquired Company and, solely with respect to the matters set forth in Sections 1.1(i), 5.8, 5.10, 8.15(a) and 8.17 thereto, the Canadian Borrower, and (b) any other material agreement, document or instrument executed in connection with the foregoing, in each case as in effect on the First Amendment Effective Date.

“Repricing Transaction has the meaning assigned thereto in Section 4.4(b)(viii).

“Required Initial Lenders” means at any time Lenders, other than Incremental Lenders, having Total Credit Exposures representing more than fifty percent (50)% of the Total Credit Exposures of all Lenders other than Incremental Lenders; provided, however, the Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Initial Lenders at any time.

“US LLC” means MNC II LLC, a Delaware limited liability company.

1.3 Amendment to definition of Applicable Margin. The definition of “Applicable Margin” contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Consolidated Total Net Leverage Ratio:

Pricing Level	Consolidated Total Net Leverage Ratio	Commitment Fee	LIBOR Rate Loan	Base Rate Loan
I	Less than 1.25 to 1.00	0.25%	1.75%	0.75%
II	Greater than or equal to 1.25 to 1.00, but less than 1.75 to 1.00	0.25%	2.00%	1.00%
III	Greater than or equal to 1.75 to 1.00, but less than 2.25 to 1.00	0.30%	2.25%	1.25%
IV	Greater than or equal to 2.25 to 1.00, but less than 2.75 to 1.00	0.35%	2.50%	1.50%
V	Greater than or equal to 2.75 to 1.00, but less than 3.25 to 1.00	0.35%	3.00%	2.00%
VI	Greater than or equal to 3.25 to 1.00	0.40%	3.25%	2.25%

The Applicable Margin shall be determined and adjusted quarterly on the first Business Day after the day on which the Parent provides an Officer’s Compliance Certificate pursuant to Section 8.2(a) for the most recently ended fiscal quarter or Fiscal Year of the Borrowers, as applicable (each such date, a “Calculation Date”); provided that (a) the Applicable Margin shall be based on “Pricing Level VI” set forth above until the first Calculation Date occurring after the first full fiscal quarter following the First Amendment Effective Date and, thereafter the pricing level shall be determined by reference to the Consolidated Total Net Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrowers preceding the applicable Calculation Date, and (b) if the Parent fails to provide an Officer’s Compliance Certificate when due as required by Section 8.2(a) for the most recently ended fiscal quarter or Fiscal Year of the Borrowers preceding the applicable date on which such Officer’s Compliance Certificate was required to have been delivered, the Applicable Margin from the first Business Day following the date on which such Officer’s Compliance Certificate was required to have been delivered shall be based on “Pricing Level VI” until the first Business Day following the date on which such Officer’s Compliance Certificate is delivered, at which time the pricing level shall be determined by reference to the Consolidated Total Net Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrowers preceding such Calculation Date. Subject to clause (b) of the preceding sentence, the applicable pricing level shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the pricing level shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any financial statement or Officer’s Compliance Certificate delivered pursuant to Section 8.1 or 8.2(a) is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) any Commitments are in effect, or (iii) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Officer’s Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then promptly, and in any event within three (3) Business Days following the earlier of (x) any Borrower’s receipt of notice of such inaccuracy from the Administrative Agent or (y) any Borrower’s actual knowledge of such inaccuracy, (A) the Borrowers shall immediately deliver to the Administrative Agent a corrected Officer’s Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Consolidated Total Net Leverage Ratio in the corrected Officer’s Compliance Certificate were applicable for such Applicable Period, and (C) the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 5.6. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 5.1(b) and 10.2 nor any of their other rights under this Agreement or any other Loan Document. The Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

The Applicable Margins set forth above shall not be increased as a result of the Incremental Term Loan made pursuant to Section 5.15.

1.4 Amendment to definition of Consolidated EBITDA. The definition of “Consolidated EBITDA” contained in Section 1.1 of the Credit Agreement is hereby amended as follows:

(a) amending and restating clauses (b)(iv), (b)(vi), (b)(viii) and (b)(xii) in their entirety to read as follows:

(iv) foreign exchange losses;

(vi) (I)(A) non-recurring cash charges and (B) cash charges related to headcount reductions (including associated severance), operational improvements or efficiencies, and similar restructuring and integration initiatives, in an aggregate amount not to exceed during any period of four consecutive fiscal quarters, 10% of Consolidated EBITDA for such period (as calculated before giving effect to any addbacks pursuant to clauses (vi)(I) and (vi)(II) hereof and clause (xii)(II) below for the applicable period); (II) non-recurring cash charges related to Project Athena for the next five fiscal quarters following the First Amendment Effective Date in an aggregate amount not to exceed $30,000,000 during any four fiscal quarter period; and (III)(A) non-recurring non-cash charges and (B) non-cash charges related to headcount reductions (including associated severance), operational improvements or efficiencies, and similar restructuring and integration initiatives;

(viii) costs and expenses as and when incurred in connection with (x) to the extent not included in clause (ii) or clause (vii) above, the credit facilities under this Agreement, (y) any Permitted Acquisition, and (z) any other acquisition (whether or not consummated); provided that, the amount of costs and expenses relating to any Permitted Acquisition that may be added back to Consolidated Net Income pursuant to clause (b)(viii)(y) shall not exceed an amount equal to 10% of the purchase price for such Permitted Acquisition; and provided, further, that, the amount of costs and expenses relating to any other acquisition (whether or not consummated) that may be added back to Consolidated Net Income pursuant to clause (b)(viii)(z) shall not exceed $10,000,000 for the applicable period;

(xii) (I) cost savings, synergies and operating expense reductions (in each case, net of actual amounts realized), in each case, that are reasonably expected by the Borrowers in good faith as of any date of determination to be realized within twenty-four (24) months of the action giving rise to such cost savings, synergy or operating expense reduction, net of the amount of actual benefits realized from such actions (irrespective of whether any such action has been taken as of the date of determination); provided that, such cost savings, synergies and operating expense reductions (A) are reasonably identifiable and factually supportable, and (B) do not exceed during any period of four consecutive fiscal quarters, 15% of Consolidated EBITDA for such period (as calculated before giving effect to any addbacks pursuant to clause (vi)(II) above and this clause (xii) for the applicable period); provided further that, notwithstanding anything herein to the contrary, the aggregate amount of all addbacks pursuant to clauses (vi)(I) and (xii)(I) of this definition shall not exceed during any period of four consecutive fiscal quarters 20% of Consolidated EBITDA for such period (as calculated before giving effect to any addbacks pursuant to clauses (vi)(I) and (vi)(II) above and this clause (xii) for the applicable period); and (II) such cost savings, synergies and operating expense reductions related to the Project Shelby Acquisition for the next eight fiscal quarters following the First Amendment Effective Date in an aggregate amount not to exceed $25,000,000, in each case, that are reasonably expected by the Borrowers in good faith as of any date of determination to be realized within twenty-four (24) months of the action giving rise to such cost savings, synergy or operating expense reduction, net of the amount of actual benefits realized from such actions (irrespective of whether any such action has been taken as of the date of determination); provided that, such cost savings, synergies and operating expense reductions are reasonably identifiable and factually supportable; minus

(b) amending and restating clause (c)(i) in its entirety to read as follows:

(i) foreign exchange gains;

(c) adding a new subclause (iii) to the end of clause (c) of such definition to read as follows and making the necessary grammatical changes thereto:

(iii) any extraordinary income or gains;

(d) adding a new proviso to the end of such definition to read as follows and making the necessary grammatical changes thereto:

provided that, for purposes of calculating Consolidated EBITDA of the Borrowers and their Subsidiaries for any period, (x) the Consolidated EBITDA of any Person or properties constituting a division or line of business of any business entity, division or line of business, in each case, acquired by any of the Borrowers or their Subsidiaries during such period, shall be included on a pro forma basis for such period (but assuming the consummation of such acquisition or such designation, as the case may be, occurred on the first day of such period) and (y) the Consolidated EBITDA of any Person or properties constituting a division or line of business of any business entity, division or line of business, in each case, sold, transferred or otherwise disposed of by any of the Borrowers or their Subsidiaries during such period, shall be excluded for such period (assuming the consummation of such sale or disposition or such designation, as the case may be, occurred on the first day of such period).

1.5 Amendment to definition of Corresponding Multiple of LTM EBITDA. The definition of “Corresponding Multiple of LTM EBITDA” contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Corresponding Multiple of LTM EBITDA” means, with respect to any dollar basket, as of any date of determination, (a) the amount of such dollar basket divided by $178,000,000 multiplied by (b) Consolidated EBITDA for the Borrowers and their Subsidiaries for the most recent four fiscal quarter period ended prior to such date of determination for which financial statements have been delivered pursuant to Section 8.1.

1.6 Amendment to definition of Permitted Acquisition. The definition of “Permitted Acquisition” contained in Section 1.1 of the Credit Agreement is hereby amended to include the phrase “the Project Shelby Acquisition and” immediately after “means” in the first line thereof.

1.7 Amendment to definition of Security Documents. The definition of “Security Documents” contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Security Documents” means the collective reference to each Guaranty, any Security Agreement, any Deposit Account Control Agreement, any Securities Account Control Agreement, the Collateral Assignment, any Mortgage, any Copyright Security Agreement, any Trademark Security Agreement, any Patent Security Agreement, any Foreign Pledge Agreement and each other agreement or writing pursuant to which any Credit Party pledges or grants a security interest in any Property or assets securing the Secured Obligations.

1.8 Amendment to definition of Term Loan Maturity Date. The definition of “Term Loan Maturity Date” contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Term Loan Maturity Date” means the first to occur of (a) as applicable, in the case of the Initial Term Loan, March 9, 2022 or in the case of the Incremental Term Loan, September 25, 2023, and (b) the date of acceleration of the Term Loans pursuant to Section 10.2(a).

1.9 Amendment to Section 4.4(b). Section 4.4(b) of the Credit Agreement is hereby amended as follows:

(a) amending and restating clause (v) in its entirety to read as follows:

(v) Excess Cash Flow. Within one hundred (100) days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2018), if the Consolidated Total Net Leverage Ratio as of the end of such Fiscal Year is (A) greater than 2.50 to 1.00, the Borrowers shall make mandatory principal prepayments of the Loans and/or Cash Collateralize the L/C Obligations in the manner set forth in clause (vii) below in an amount equal to fifty percent (50%) of the Excess Cash Flow, (B) less than or equal to 2.50 to 1.00 but greater than 2.00 to 1.00, the Borrowers shall make mandatory principal prepayments of the Loans and/or Cash Collateralize the L/C Obligations in the manner set forth in clause (vi) below in an amount equal to twenty-five percent (25%) of the Excess Cash Flow and (C) less than or equal to 2.00 to 1.00, then no annual Excess Cash Flow prepayment shall be required; provided in each case above that voluntary prepayments of the Term Loans and of the Revolving Loans in the event that Revolving Loan Commitments are permanently reduced by an equivalent amount, that are made in any Fiscal Year shall be credited against the required Excess Cash Flow payment for such Fiscal Year on a dollar-for-dollar basis.

(b) amending and restating clause (vii) in its entirety to read as follows:

(vii) Notice; Manner of Excess Cash Flow Payment. Upon the occurrence of any event triggering the prepayment requirement under clause (v) above, the Parent shall promptly deliver a Notice of Prepayment to the Administrative Agent and upon receipt of such notice, the

Administrative Agent shall promptly so notify the Lenders. Each prepayment of the Loans under this Section shall be applied as follows: first, ratably between the Initial Term Loans and any Incremental Term Loans to reduce on a pro rata basis the remaining scheduled principal installments (including the bullet payment due on the Term Loan Maturity Date) of the Initial Term Loans and any Incremental Term Loans in respect of the scheduled amortization thereof, second, to the extent of any excess, to repay the Revolving Credit Loans pursuant to Section 2.4(d) with a corresponding reduction in the Revolving Credit Commitment and third, to the extent of any excess, to Cash Collateralize the outstanding L/C Obligations pursuant to Section 3.11 with a corresponding reduction in the Revolving Credit Commitment.

(c) adding a new clause (viii) to the end of such Section to read as follows and making the necessary grammatical changes thereto:

(viii) No Reborrowings. Amounts prepaid under the Term Loan pursuant to this Section may not be reborrowed. Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 5.11.

(d) adding a new clause (ix) to the end of such Section to read as follows and making the necessary grammatical changes thereto:

(ix) Call Premium. In the event that, on or prior to the date that is six (6) months after the First Amendment Effective Date, the Borrowers (i) make any prepayment of the Incremental Term Loan in connection with any Repricing Transaction (as defined below) or (ii) effect any amendment of this Agreement resulting in another Repricing Transaction, the Borrowers shall pay to the Administrative Agent, for the ratable account of each applicable Incremental Lender, a fee in an amount equal to, (x) in the case of clause (i), a prepayment premium of 1.00% of the aggregate principal amount of the Incremental Term Loan being prepaid and (y) in the case of clause (ii), a payment equal to 1.00% of the aggregate principal amount of the applicable Incremental Term Loan outstanding immediately prior to such amendment but only to the extent that such amount of the Incremental Term Loan is affected by such Repricing Transaction. Such fees shall be due and payable within three (3) Business Days of the date of the effectiveness of such Repricing Transaction. Notwithstanding the foregoing, no prepayment premiums shall be due in the case of a refinancing of the Incremental Term Loan in connection with a transformative acquisition or in connection with a “change of control” transaction or an initial public offering of the equity interests of a Borrower. For the purpose of this clause (viii), “Repricing Transaction” means (a) any prepayment or repayment of the Incremental Term Loan with the proceeds of, or any conversion of the Incremental Term Loan into, any new or replacement tranche of term loans or Indebtedness with a primary purpose of bearing interest with an “effective yield” (taking into account, for example, upfront fees, interest rate spreads, interest rate benchmark floors and original issue discount, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of such new or replacement loans) which is less than the “effective yield” applicable to the Incremental Term Loan and (b) any amendment to the pricing terms of the Incremental Term Loan which as a primary purpose of such amendment reduces the “effective yield” applicable to the Incremental Term Loan.

1.10 Amendment to Section 5.15. Section 5.15 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 5.15 Incremental Term Loan.

(a) Prior to the First Amendment Effective Date, the Parent (on behalf of the Borrowers) may by written notice to the Administrative Agent elect to request the establishment of an incremental term loan commitment (an “Incremental Term Loan Commitment”) to make an additional term loan (the “Incremental Term Loan”); provided that the principal amount for such Incremental Term Loan Commitment shall not exceed $300,000,000. Such notice shall specify the First Amendment Effective Date as the date on which the Borrowers propose that the Incremental Term Loan Commitment shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to Administrative Agent. The Borrowers may invite any Lender, any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent, to provide an Incremental Term Loan Commitment (any such Person, an “Incremental Lender”). Any proposed Incremental Lender offered or approached to provide all or a portion of the Incremental Term Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Term Loan Commitment. The Incremental Term Loan Commitment shall become effective as of the First Amendment Effective Date;

(A) the terms of the Incremental Term Loan are set forth below and in the relevant Lender Joinder Agreement:

(x) the Borrowers shall repay the aggregate outstanding principal amount of the Incremental Term Loan in consecutive quarterly installments on the last Business Day of each of March, June, September and December commencing December 31, 2017 equal to 0.25% of the original principal amount of the Incremental Term Loan and, if not sooner paid, the Incremental Term Loan shall be paid in full, together with accrued interest thereon, on September 25, 2023; and

(y) the Incremental Term Loan shall bear interest, at the election of the Borrowers, (i) in the case of LIBOR Rate Loans, at the LIBOR Rate plus 3.75% and (ii) in the case of Base Rate Loans, at the Base Rate plus 2.75%; provided that in no event shall the LIBOR Rate be less than 1.00% with respect to the Incremental Term Loan;

(B) any Incremental Lender making the Incremental Term Loan shall be entitled to the same voting rights as the existing Term Loan Lenders under the Term Loan Facility (except as otherwise specified in Section 12.2) and the Incremental Term Loan shall receive proceeds of prepayments on the same basis as the Initial Term Loan (such prepayments to be shared pro rata on the basis of the original aggregate funded amount thereof among the Initial Term Loan and the Incremental Term Loan); and

(C) the Incremental Term Loan Commitment shall be effected pursuant to one or more Lender Joinder Agreements executed and delivered by the Borrowers, the Administrative Agent and the applicable Incremental Lenders (which Lender Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 5.15).

(b)(i) The Incremental Term Loan shall be deemed to be a Term Loan; provided that the Incremental Term Loan shall be designated as a separate tranche of Term Loans for all purposes of this Agreement.

(ii) The Incremental Lenders shall be included in any determination of the Required Lenders, except with respect to any amendments to Section 9.15 as described in Section 12.2, and, unless otherwise agreed, the Incremental Lenders will not otherwise constitute a separate voting class for any purposes under this Agreement.

(c) On the First Amendment Effective Date, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Term Loan Commitment shall make, or be obligated to make, the Incremental Term Loan to the Borrowers in an amount equal to its Incremental Term Loan Commitment and shall become a Term Loan Lender hereunder with respect to such Incremental Term Loan Commitment and the Incremental Term Loan made pursuant thereto.

(d) For the avoidance of doubt, (1) the Incremental Term Loan shall be available to the Borrowers on the terms and conditions set forth herein and (2) immediately after the First Amendment Effective Date, there shall be zero availability for additional loans pursuant to this Section 5.15.

1.11 Amendment to Section 7.12. Section 7.12 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 7.12 Use of Proceeds. The proceeds of the Extensions of Credit (other than the Incremental Term Loan) shall be used by the Borrowers solely (a) to refinance all existing Indebtedness of the Borrowers and their Subsidiaries (including Indebtedness under the Existing Credit Agreement but excluding Indebtedness permitted pursuant to Section 9.1), (b) to finance Capital Expenditures, Restricted Payments permitted hereunder, Investments permitted hereunder and Permitted Acquisitions, (c) to pay fees, commissions and expenses in connection with the Transactions, and (d) for working capital and general corporate purposes of the Borrowers and their Subsidiaries. The proceeds of the Incremental Term Loan shall be used by the Borrowers solely to (a) finance the Project Shelby Acquisition in an aggregate principal amount of up to $300,000,000 and (b) pay fees, commissions and expenses on the First Amendment Effective Date in connection with the Project Shelby Acquisition and related transactions.

1.12 Amendment to Section 8.1(a). Section 8.1(a) of the Credit Agreement is hereby amended by amending and restating the parenthetical in the first sentence to read as follows:

(commencing with the Fiscal Year ended December 31, 2017)

1.13 Amendment to Section 8.15. Section 8.15 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 8.15 Use of Proceeds. The Borrowers shall use the proceeds of the Extensions of Credit (other than the Incremental Term Loan) (i) to refinance all existing Indebtedness of the Borrowers and their Subsidiaries (including Indebtedness under the Existing Credit Agreement but excluding Indebtedness permitted pursuant to Section 9.1), (ii) to finance Capital Expenditures, Restricted Payments permitted hereunder, Investments permitted hereunder and Permitted Acquisitions, (iii) to pay fees, commissions and expenses in connection with the

Transactions, and (iv) for working capital and general corporate purposes of the Borrowers and their Subsidiaries. The Borrowers shall use the proceeds of the Incremental Term Loan to (i) finance the Project Shelby Acquisition in an aggregate principal amount of up to $300,000,000 and (ii) pay fees, commissions and expenses on the First Amendment Effective Date in connection with the Project Shelby Acquisition and related transactions.

1.14 Amendment to Section 9.2. Section 9.2 of the Credit Agreement is hereby amended by adding a new clause (t) to the end of such Section to read as follows and making the necessary grammatical changes thereto:

(t) So long as the FinCo Transaction Documents remain in effect, Liens created in favor of a Credit Party pursuant to the FinCo Transaction Documents on or before the effective date of the Forward Closing as contemplated in the FinCo Transaction Documents.

1.15 Amendment to Section 9.2. Section 9.2 of the Credit Agreement is hereby amended by adding a new sentence to the end of such Section to read as follows:

Notwithstanding anything herein to the contrary, but subject to Section 9.2(t), no Credit Party shall be permitted to create, incur, assume or suffer to exist any Lien on, or with respect to, the FinCo Preferred Equity.

1.16 Amendment to Section 9.4. Section 9.4 of the Credit Agreement is hereby amended as follows:

(a) amending clause (h) to replace “as of the Closing Date” with “as of the First Amendment Effective Date”.

(b) by adding a new clause (i) to the end of such Section to read as follows and making the necessary grammatical changes thereto:

(i) any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any Person in accordance with, and subject to the terms of, Section 9.5(f), including the mandatory prepayments related thereto.

1.17 Amendment to Section 9.6(e). Section 9.6(e) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(e) any Credit Party may make other Restricted Payments (i) if after giving effect to such Restricted Payment on a pro forma basis the Consolidated Total Net Leverage Ratio is greater than or equal to 3.25 to 1.00, in an aggregate amount not to exceed $10,000,000 so long as no Default or Event of Default has occurred or is continuing or would result therefrom, (ii) if after giving effect to such Restricted Payment on a pro forma basis the Consolidated Total Net Leverage Ratio is less than 3.25 to 1.00 but greater than 2.50 to 1.00, in an aggregate amount not to exceed in any Fiscal Year the sum of $35,000,000 plus unused capacity pursuant to this clause (e)(ii) from the prior Fiscal Year so long as (A) no Default or Event of Default has occurred or is continuing or would result therefrom, (B) with respect to usage of the basket set forth in this clause (e)(ii), the basket for such Fiscal Year shall be used first, with the carryover from the prior Fiscal Year to be used after such initial basket is exhausted and (C) the aggregate amount of payments pursuant to this clause (e)(ii) shall not exceed $50,000,000 in any Fiscal Year or (iii) if after giving effect to such Restricted Payment on a pro forma basis the Consolidated Total Net

Leverage Ratio is less than or equal to 2.50 to 1.00, in an unlimited amount so long as no Default or Event of Default has occurred or is continuing or would result therefrom.

1.18 [Reserved.]

1.19 Amendment to Section 9.10(a). Section 9.10(a) of the Credit Agreement is hereby amended by adding a new clause (vii) to the end of such Section to read as follows and making the necessary grammatical changes thereto:

(vii) pursuant to the FinCo Transaction Documents.

1.20 Amendment to Section 9.15(a). Section 9.15(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a) Consolidated Total Net Leverage Ratio. As of the last day of any fiscal quarter ending during the periods specified below, permit the Consolidated Total Net Leverage Ratio to be greater than the corresponding ratio set forth below:

Period	Maximum Ratio
Closing Date through June 30, 2017	3.50 to 1.00
July 1, 2017 through June 30, 2018	4.25 to 1.00
July 1, 2018 through September 30, 2018	3.75 to 1.00
October 1, 2018 through December 31, 2018	3.50 to 1.00
January 1, 2019 and thereafter	3.25 to 1.00

1.21 Amendment to Section 10.1(d). Section 10.1(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(d) Default in Performance of Certain Covenants. Any Credit Party shall default in the performance or observance of any covenant or agreement contained in Section 8.1, 8.2(a), 8.2(d), 8.3, 8.4 (solely with respect to the existence of each Credit Party), 8.15 or 8.16 or Article IX; provided, that failure by the Borrowers to comply with the provisions of Section 9.15 (a “Financial Covenant Event of Default”) shall not constitute an Event of Default with respect to the Incremental Term Loan unless and until the Required Initial Lenders shall have terminated their Commitments and declared all amounts outstanding under the Credit Facility (other than with respect to the Incremental Term Loan) to be due and payable.

1.22 Amendment to Section 10.2. Section 10.2 of the Credit Agreement is hereby amended by replacing the first sentence prior to the start of clause (a) as follows:

SECTION 10.2 Remedies. Upon the occurrence and during the continuance of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or

upon the request of the Required Lenders, the Administrative Agent shall (or, if a Financial Covenant Event of Default occurs and is continuing, upon the request of, or with the consent of, the Required Initial Lenders only, and in such case, without limiting Section 10.1(d), only with respect to the Initial Term Loan, the Revolving Credit Facility, the Swingline Facility and the L/C Facility), by notice to the Parent:

1.23 Amendment to Section 12.2. Section 12.2 of the Credit Agreement is hereby amended as follows:

(a) amending and restating the first paragraph of such Section in its entirety to read as follows:

SECTION 12.2 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Required Initial Lenders with respect to items referenced in paragraph (k) below) (or by the Administrative Agent with the consent of the Required Lenders (or with the consent of the Required Initial Lenders with respect to items referenced in paragraph (k) below)) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrowers; provided, that no amendment, waiver or consent shall:

(b) amending and restating clause (f) of such Section in its entirety to read as follows:

(f) change Sections 4.4(b)(vi) or 4.4(b)(vii) in a manner that would alter the order of application of amounts prepaid pursuant thereto without the written consent of each Lender directly and adversely affected thereby;

(c) adding a new clause (k) to the end of such Section to read as follows and making the necessary grammatical changes thereto:

(k) (i) amend or otherwise modify Section 9.15 (or for the purposes of determining compliance with Section 9.15, any defined terms used therein), or (ii) waive or consent to any Default or Event of Default resulting from a breach of Section 9.15 or (iii) alter the rights or remedies of the Required Initial Lenders arising pursuant to Article X as a result of a breach of Section 9.15, in each case, without the written consent of the Required Initial Lenders; provided, however, that the amendments, modifications, waivers and consents described in this clause (k) shall not require the consent of any Lenders other than the Required Initial Lenders.

(d) amending and restating the last paragraph of such Section in its entirety to read as follows:

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 12.2) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 5.15 (including, without limitation, as applicable, (1) to permit the Incremental Term Loans to share ratably in the benefits of this Agreement and the other Loan Documents and (2) to include the Incremental Term Loan Commitments or outstanding Incremental Term Loans, as applicable, in any determination of (i) Required Lenders or (ii) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Commitment Percentage, in each case, without the written consent of such affected Lender.

1.24 Amendment to Section 12.23. Section 12.23 of the Credit Agreement is hereby amended to delete the phrase “Incremental Loans or any other” immediately after the phrase “including the provisions of” in the first parenthetical thereof.

1.25 Amendment to Schedule 9.4. The Credit Agreement is hereby amended by replacing Schedule 9.4 in its entirety with Schedule 9.4 attached to this Amendment.

ARTICLE II

INTEREST PERIODS

In connection with this Amendment, the Interest Periods applicable to the Incremental Term Loan shall be reset as necessary to cause the Interest Periods applicable to the Initial Term Loan to be identical to the Interest Periods applicable to the Incremental Term Loan funded on the Amendment Closing Date.

ARTICLE III

CONDITIONS TO EFFECTIVENESS

3.1 Closing Conditions. This Amendment shall become effective as of the day and year set forth above (the “Amendment Closing Date”) upon satisfaction (or waiver) of the following conditions (in each case, in form and substance reasonably acceptable to the Lead Arrangers):

(a) Executed Amendment. The Administrative Agent shall have received a copy of this Amendment duly executed by each of the Credit Parties, the Administrative Agent, the Required Lenders and the Incremental Lenders.

(b) Acquisition Documents. The Project Shelby Acquisition shall be consummated substantially concurrently with the making of the Incremental Term Loan on the Amendment Closing Date pursuant to and in accordance with the terms of the Merger Agreement, the FinCo Transaction Documents or similar agreed changes. The Administrative Agent shall have received a certificate of a Responsible Officer of each Borrower certifying as true and complete (i) a copy of the Merger Agreement, together with all exhibits and schedules thereto and (ii) the FinCo Transaction Documents, together with all exhibits and schedules thereto.

(c) Collateral Assignment. The Administrative Agent shall have received a copy of the Collateral Assignment duly executed by the Administrative Agent and each other party thereto.

(d) U.S. Security Agreement. The Administrative Agent shall have received an amendment to the U.S. Pledge and Security Agreement duly executed by the Administrative Agent, the Required Lenders, the Canadian Borrower, the U.S. Borrower and each Subsidiary Guarantor in form and substance reasonably satisfactory to the Administrative Agent.

(e) Canadian Security Agreement. The Administrative Agent shall have received an amendment to the Canadian Pledge and Security Agreement duly executed by the Administrative Agent, the Required Lenders, the Parent and each Canadian Subsidiary Guarantor in form and substance reasonably satisfactory to the Administrative Agent.

(f) No Default. No Event of Default under Section 10.1(a), (b), (i) or (j) of the Credit Agreement shall exist on the Amendment Closing Date.

(g) No Material Adverse Effect. Since March 31, 2017, there has not been any Company Material Adverse Effect (as defined in the Merger Agreement).

(h) Financial Statements. The Lead Arrangers shall have received (i) the audited Consolidated balance sheets of the Acquired Company and its Subsidiaries as of June 30, 2017, June 30, 2016 and June 30, 2015 and the related audited statements of income and cash flows for the fiscal year of the Acquired Company then ended, (ii) unaudited Consolidated balance sheet of the Acquired Company and its Subsidiaries as of the interim period most recently ended at least 45 days prior to the Amendment Closing Date and related unaudited interim statements of income, and (iii) pro forma Consolidated balance sheet of the Borrowers and their Subsidiaries for the four-quarter period ended as of the interim period most recently ended at least 45 days prior to the Amendment Closing Date (or 60 days for the period ending December 31, 2017) and related unaudited interim statements of income, in each case, giving pro forma effect to the Transactions.

(i) Certificate of Secretary of each Credit Party. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, a certificate of a Responsible Officer of each Credit Party (other than the German Obligors (as defined below) and the Spanish Obligor (as defined below)) certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing this Amendment and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Credit Party and all amendments thereto, certified as of a reasonably recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) the bylaws or other governing document of such Credit Party as in effect on the Amendment Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of such Credit Party authorizing and approving the Transactions and the execution, delivery and performance of this Amendment to which it is a party, and (D) certificates as of a reasonably recent date of the good standing (or equivalent) of each Credit Party (other than the German Obligors and the Spanish Obligor) under the laws of its jurisdiction of incorporation, organization, formation or registration (or equivalent), as applicable.

(j) Officer’s Certificate. The Administrative Agent shall have received from the Parent, in form and substance reasonably satisfactory to the Administrative Agent, a certificate from a Responsible Officer of the Parent to the effect that (A) after giving effect to the Transactions, no Event of Default under Section 10.1(a), (b), (i) or (j) of the Credit Agreement exists on the Amendment Closing Date and (B) since March 31, 2017, there has not been any Company Material Adverse Effect.

(k) Solvency Certificate. The Administrative Agent shall have received a certificate, in form and substance consistent with the certificate delivered on the Closing Date, and certified as accurate by the chief financial officer, treasurer or controller of the Parent, that after giving effect to the Transactions, the Credit Parties and Subsidiaries thereof on a Consolidated basis are Solvent.

(l) PATRIOT Act, etc. At least two (2) Business Days prior to the Amendment Closing Date, the Administrative Agent shall have received the documentation and other information requested by the Administrative Agent in order to comply with requirements of the

PATRIOT Act, applicable “know your customer”, anti-money laundering rules and regulations and Canadian Anti-Money Laundering & Anti-Terrorism Legislation, to the extent such information has been requested not less than eight (8) Business Days prior to the Amendment Closing Date, in each case in a manner consistent with the documentation and information provided on or before the Closing Date in connection with the closing of the Credit Agreement.

(m) Fees and Expenses. The Administrative Agent shall have confirmation that all fees, expenses and all other amounts due and required to be paid to the Administrative Agent or any Lender on or prior to the Amendment Closing Date have been paid, including the reasonable and documented fees and expenses of counsel for the Administrative Agent.

(n) Legal Opinion. The Administrative Agent shall have received customary opinions of counsel to the Credit Parties, dated the Amendment Closing Date, addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, in form and substance consistent with those opinions that were delivered on the Closing Date or otherwise reasonably satisfactory to the Administrative Agent.

(o) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the Borrowers in accordance with Section 2.3(a), or Section 4.2.

(p) Perfection. The Administrative Agent shall have received, with respect to each Lien in Collateral that may be perfected by either (A) the filing of a Uniform Commercial Code financing statement or (B) by possession of certificates (together with transfer powers therefor) representing Equity Interests, all documents and instruments required for perfection of each such Lien in the Collateral.

ARTICLE IV

MISCELLANEOUS

4.1 Amended Terms. On and after the Amendment Closing Date, all references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

4.2 Representations and Warranties of Credit Parties. Each of the Credit Parties represents and warrants as follows:

(a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b) This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.

(d) The representations and warranties set forth in Article VII of the Credit Agreement are true and correct in all material respects as of the date hereof (except for those which expressly relate to an earlier date).

(e) After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f) The Secured Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

4.3 Reaffirmation of Secured Obligations. Each Credit Party hereby ratifies the Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Secured Obligations.

4.4 Security Documents. Each Credit Party hereby acknowledges that the Security Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Lenders, which security interests and Liens are perfected in accordance with the terms of the Security Documents and prior to all Liens other than Permitted Liens.

4.5 Loan Document. This Amendment shall constitute a Loan Document under the terms of the Credit Agreement.

4.6 Expenses. The Borrower agrees to pay all reasonable and documented fees and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the fees and expenses of the Administrative Agent’s legal counsel.

4.7 Further Assurances. The Credit Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

4.8 Entirety. This Amendment and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

4.9 Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart to this Amendment by telecopy or other electronic means shall be effective as an original and shall constitute a representation that an original will be delivered.

4.10 No Actions, Claims, Etc. As of the date hereof, each of the Credit Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Credit Agreement on or prior to the date hereof.

4.11 GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE

STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

4.12 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

4.13 Submission to Jurisdiction; Waiver of Venue; Service of Process; Waiver of Jury Trial. The jurisdiction, waiver of venue, service of process and waiver of jury trial provisions set forth in Section 12.5 and 12.6 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

4.14 No Novation. The execution and delivery of this Amendment shall not constitute a novation of any Indebtedness or other Secured Obligations owing to the Lenders or the Administrative Agent under the Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Amendment.

4.15 Post-Closing Covenants.

(a) Within 60 days of the Amendment Closing Date (or such later date as may be agreed to by the Administrative Agent in its sole discretion), the Administrative Agent shall have received fully executed Control Agreements with respect to the following Deposit Accounts, Securities Accounts and Commodities Accounts of the Credit Parties (other than any such Deposit Account, Securities Account or Commodities Account that is closed during such 60-day period or is otherwise not required to be subject to a Control Agreement pursuant to the terms of the Loan Documents), in each case, executed and delivered by each applicable Credit Party owning or holding such Deposit Accounts, Securities Accounts and/or Commodities Accounts (in each case to the extent required to be delivered under the U.S. Security and Pledge Agreement) and in form and substance reasonably satisfactory to the Administrative Agent:

OWNER	BANK	ACCOUNT
ShoreTel, Inc.	Wells Fargo Bank	4121749972
ShoreTel, Inc.	Silicon Valley Bank	3300812588
ShoreTel, Inc.	RBS	16001523172170
ShoreTel, Inc.	Westpac	32024731015
ShoreTel, Inc.	Westpac	32024731031
ShoreTel, Inc.	RBS	16001523187496
ShoreTel, Inc.	RBS	16001523214345
ShoreTel, Inc.	Silicon Valley Bank	19-SV401-SHORETEL INC (2504)
ShoreTel, Inc.	JPMorgan Chase Bank, N.A.	520-16318YY4
ShoreTel, Inc.	JPMorgan Chase Bank, N.A.	790879677
ShoreTel, Inc.	JPMorgan Chase Bank, N.A.	790879675
ShoreTel, Inc.	JPMorgan Chase Bank, N.A.	41388359
ShoreTel, Inc.	JPMorgan Chase Bank, N.A.	16051486
ShoreTel, Inc.	JPMorgan Chase Bank, N.A.	8830008052

(b) Within 60 days of the Amendment Closing Date (or such later date as may be agreed to by the Administrative Agent in its sole discretion), the Administrative Agent shall have received with respect to Mitel Deutschland GmbH and DeTeWe Communications GmbH (each, a “German Obligor”), in each case, in form and substance reasonably satisfactory to the Administrative Agent:

(i)	an electronic printout of the commercial register extract (Handelsregisterauszug) (not more than 15 days old), a copy of the articles of association (Satzung) or partnership agreement (Gesellschaftsvertrag) and, if applicable, a copy of any by-laws (Geschäftsordnungen) and a copy of the list of shareholders (Gesellschafterliste) (if applicable);

(ii)	a resolution signed by all the holders of the issued shares of such German Obligor and, if applicable, a resolution of the supervisory board (Aufsichtsrat) and/or advisory board (Beirat) of such German Obligor, approving the terms of, and the transactions contemplated by the Amendment and the other Loan Documents and authorizing a specified person or persons to execute the Loan Documents to which it is a party on its behalf;

(iii)	the incumbency and signatures of each person authorized by the resolution referred to in paragraph (ii) above, authorized with respect to each Loan Document to be executed by such German Obligor, if any; and

(iv)	a certificate, duly executed by a managing director of such German Obligor certifying that each copy document relating to it specified under (i) to (iii) above is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the Closing Date.

(c) Within 60 days of the Amendment Closing Date (or such later date as may be agreed to by the Administrative Agent in its sole discretion), the Administrative Agent shall have received with respect to Mitel Spain, S.L.U. (the “Spanish Obligor”), in each case, in form and substance reasonably satisfactory to the Administrative Agent, a certificate, duly executed and delivered by a duly authorized representative of the Spanish Obligor, according to the resolutions in (i) below, as to:

(i)	the execution of a Spanish Public Document notarizing the certificate containing the resolutions of the Spanish Obligor’s Board of Directors and the shareholders then in full force and effect authorizing, to the extent relevant, the execution, delivery and performance of each Loan Document to be executed by the Spanish Obligor and the transactions contemplated thereby (certified copies of which resolutions shall be annexed to such certificate);

(ii)	the incumbency and signatures of those officers, directors, managing member or general partner, as applicable, authorized with respect to each Loan Document to be executed by the Spanish Obligor; and

(iii)

the full force and validity of each Organic Document of the Spanish Obligor (certified copies of the literal certificate (certificación literal) from the Commercial Registry (Registro Mercantil), dated a date reasonably close to the date of the supplement to the Subsidiary Guaranty duly executed and delivered by the Spanish Obligor relating to it containing the up-to-date by-laws (estatutos), the composition of the management body and the confirmation that there is no entry regarding the insolvency, dissolution or liquidation of the Spanish Obligor shall be annexed to such certificate).

(d) Within 60 days of the Amendment Closing Date (or such later date as may be agreed to by the Administrative Agent in its sole discretion), the Administrative Agent shall have received a Guarantor Acknowledgment duly executed by each of the German Obligors and the Spanish Obligor and in form and substance reasonably satisfactory the Administrative Agent.

(e) The failure to satisfy the conditions set forth in clauses (a) through (d) above shall constitute an Event of Default pursuant to Section 10.1(e) of the Credit Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

MITEL NETWORKS CORPORATION / MITEL US HOLDINGS, INC.

FIRST AMENDMENT TO CREDIT AGREEMENT

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWERS:	MITEL NETWORKS CORPORATION

	By:	/s/ Greg Hiscock
	Name:	Greg Hiscock
	Title:	General Counsel & Corporate Secretary

MITEL US HOLDINGS, INC.

	By:	/s/ Greg Hiscock
	Name:	Greg Hiscock
	Title:	General Counsel & Corporate Secretary

MITEL NETWORKS CORPORATION / MITEL US HOLDINGS, INC.

FIRST AMENDMENT TO CREDIT AGREEMENT

ADMINISTRATIVE AGENT:	CITIZENS BANK, N.A., as an Incremental Lender, as a Lender (other than an Incremental Lender), as Administrative Agent

	By:	/s/ Andrew J. Meara
	Name:	Andrew J. Meara
	Title:	SVP

INCREMENTAL LENDERS:	HSBC BANK CANADA, as an Incremental Lender and as a Lender (other than an Incremental Lender)

	By:	/s/ Casey Coates
	Name:	Casey Coates
	Title:	Managing Director, Global Banking

	By:	/s/ Shu Wai Chu
	Name:	Shu Wai Chu
	Title:	Vice President, Global Banking

INCREMENTAL LENDERS:	CANADA IMPERIAL BANK OF COMMERCE, as an Incremental Lender and as a Lender (other than an Incremental Lender)

	By:	/s/ Kevin Charko
	Name:	Kevin Charko
	Title:	Executive Director

	By:	/s/ Brad Kay
	Name:	Brad Kay
	Title:	Authorized Signatory

INCREMENTAL LENDERS:	BANK OF MONREAL, CHICAGO BRANCH, as an Incremental Lender and as a Lender (other than an Incremental Lender)

	By:	/s/ Brian L. Banke
	Name:	Brian L. Banke
	Title:	Managing Director

LENDERS:	BANK OF AMERICA, N.A. (ACTING THROUGH ITS CANADA BRANCH), as a Lender (other than an Incremental Lender)

	By:	/s/ Julie Griffin
	Name:	Julie Griffin
	Title:	Senior Vice President

LENDERS:	EXPORT DEVELOPMENT CANADA, as a Lender (other than an Incremental Lender)

	By:	/s/ Sarah Lanthier
	Name:	Sarah Lanthier
	Title:	Financing Manager

	By:	/s/ Jeff Patterson
	Name:	Jeff Patterson
	Title:	Manager

INCREMENTAL LENDERS:	KEYBANK NATIONAL ASSOCIATION, as an Incremental Lender and as a Lender (other than an Incremental Lender)

	By:	/s/ David A. Wild
	Name:	David A. Wild
	Title:	Senior Vice President

INCREMENTAL LENDERS:	FIFTH THIRD BANK, as an Incremental Lender and as a Lender (other than an Incremental Lender)

	By:	/s/ David Musicant
	Name:	David Musicant
	Title:	Managing Director

LENDERS:	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., CANADA BRANCH, as a Lender (other than an Incremental Lender)

	By:	/s/ Jack Shuai
Name: Jack Shuai
Title: Director